Exhibit 99.1

TII NETWORK TECHNOLOGIES APPOINTS BRIAN J. KELLEY TO BOARD OF DIRECTORS

EDGEWOOD, NY – April 9, 2008 – TII Network Technologies, Inc. (Nasdaq: TIII), a company that develops and manufactures connectivity and data distribution solutions for the communications industry, announced today the appointment of Brian J. Kelley to the Company’s Board of Directors, effective April 3, 2008.

Mr. Kelley is currently the President of TAMCO Technology, a privately held business development company focused on telecommunications asset management and financing solutions, specializing in technologies for VoIP and TDM-based business telephone systems and video conferencing solutions. Mr. Kelley was also President and Chief Executive Officer of Cognitronics Corporation from 1994 until September of 2006 and a member of their Board of Directors during that same period. Cognitronics Corporation was publicly held and a leading designer and manufacturer of software and hardware solutions related to real time voice processing applications for the telecommunications industry. Mr. Kelley has extensive domestic and international telecommunications sales experience, a BA in Economics and received his MBA from the University of Connecticut.

Kenneth A. Paladino, President and Chief Executive Officer, stated: “We are pleased that Brian Kelley has joined our Board of Directors. He brings exceptional experience in the telecom industry, both domestically and internationally. His extensive sales and channel development experience will prove to be a great resource as we continue to execute our strategy of product diversification and growth.”

About TII Network Technologies, Inc.

TII Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, is a leader in designing, manufacturing and marketing network products for the communications industry.  Our products are critical to the delivery of voice, video and data services by the service providers and include:  network interface devices (“NIDs”), network gateways or intelligent NIDs (“iNIDs”), home networking, overvoltage surge protection and connectivity solutions. Additional information about the company can be found at www.tiinettech.com.

CONTACT:

TII Network Technologies, Inc.

(631) 789-5000